Exhibit 99.1

Future Money Acquisition Corporation Announces Pricing of $100,000,000 Initial Public Offering

New York, NY, March 26, 2026 (GLOBE NEWSWIRE) — Future Money Acquisition Corporation (NASDAQ: FMACU) (the “Company”) today announced the pricing of its initial public offering of 10,000,000 units at a price of $10.00 per unit. The Company’s units will be listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “FMACU” and will begin trading on March 27, 2026. Each unit to be issued in the offering consists of one ordinary share of the Company and one right to receive one-fifth (1/5) of an ordinary share upon the consummation of the Company’s initial business combination. Once the securities comprising the units begin separate trading, the ordinary shares and rights are expected to be listed on Nasdaq under the symbols “FMAC” and “FMACR,” respectively. The closing of the offering is expected to close on March 30, 2026, subject to customary closing conditions.

The Company is a blank check company newly incorporated as a Cayman Islands exempted company with limited liability for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region. The Company’s sponsor is Future Wealth Capital Corp., a British Virgin Islands business company with limited liability, whose ultimate beneficial owner is Mr. Siyu Li.

D. Boral Capital is acting as the sole book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 1,500,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement on Form S-1 (File No. 333-291996) relating to the units and the underlying securities has been filed with the U.S. Securities and Exchange Commission (the “SEC”) and became effective on March 26, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from D. Boral Capital LLC: Attn: 590 Madison Avenue 39th Floor, New York, NY 10022, or by email at dbccapitalmarkets@dboralcapital.com, or by telephone at (212) 970-5150, or from the SEC’s website at www.sec.gov.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. No assurance can be given that such offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and related preliminary prospectus for the initial public offering filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contact Information:

Future Money Acquisition Corporation

Siyu Li

steven.li@fumoac.com